Exhibit 99.1

Dril-Quip, Inc. Announces First Quarter 2018 Results

◾	Generated $99.2 million of revenue, a quarter-on-quarter decrease of 8% and consistent with general guidance

◾	Continued strong gross margin performance

◾	Reported a net loss of $7.4 million, or $0.20 loss per diluted share, including charges of $0.04 per share

◾	Adjusted loss per diluted share, excluding charges, was $0.16

◾	Generated net cash provided by operating activities of $11.4 million

◾	Grew cash on hand to $495.6 million as of March 31, 2018

◾	Maintained clean balance sheet with no debt as of March 31, 2018

HOUSTON—April 26, 2018 / GlobeNewswire—Dril-Quip, Inc. (NYSE: DRQ) today reported operational and financial results for the first quarter of 2018.

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, commented, “In the first quarter, Dril-Quip generated positive Adjusted EBITDA of $7.8 million despite continuing headwinds in the offshore environment. This performance led to an increase in our cash position to $495.6 million as of March 31, 2018, which, coupled with our debt-free balance sheet, positions us to continue executing our long-term strategy. While we are optimistic after seeing recent signs of increased bidding activity in our end markets, we continue to believe near-term oil prices and the offshore rig environment will remain uncertain through 2018.

“During the first quarter of 2018, the Company was awarded a contract to supply top-tensioned riser (TTR) systems and related services for the development of Repsol’s Ca Rong Do (CRD) Project located offshore Vietnam. Due to ongoing territorial discussions between China and Vietnam, we believe the CRD Project may experience delays or be cancelled. Given these circumstances, our expectation is that the Company’s revenue will be between $90 million and $100 million per quarter throughout 2018. This quarterly outlook would support annual revenue to be between $380 million and $400 million and is consistent with our view that we are currently working through the trough while focusing on the expansion of backlog throughout 2018, assuming WTI prices remain approximately in the $60 – $70 per barrel range. The Company’s backlog was $207.3 million and $266.7 million as of December 31, 2017 and March 31, 2018, respectively. Although incremental project-based bookings are expected in 2018, the Company does not anticipate these bookings to materially affect 2018 revenue. Several significant projects have reached the later stages of planning and award but finalization of financing still appears to be a hurdle.

“From an operational perspective, the Company continues to focus on cost; however, certain aspects of our cost base currently remain purposely higher in anticipation of a forthcoming recovery. We are also committed to executing our research and development initiatives. These initiatives allow us to offer an expanding portfolio of innovative products and services that have been designed and engineered to fundamentally reduce costs incurred by our customers. Finally, the Company embarked on a global Lean Initiative in the first quarter, and we are confident that these initiatives, when fully implemented, will allow the Company to realize improved product delivery, lower working capital requirements and, ultimately, expansion of margins.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “1st Quarter 2018 Supplemental Earnings Information” to its website, www.dril-quip.com, in the Presentations section under the Investors link.

First Quarter Segment Review and Financial Discussion

Consolidated revenue was down $8.8 million quarter-on-quarter, a decrease of 8% and largely in line with Company guidance.

Western Hemisphere revenue decreased sequentially by $12.9 million, or 18%. This decrease was primarily driven by lower fabricated joint and service revenue.

Eastern Hemisphere revenue increased sequentially by $6.5 million, or 28%, as a result of higher book and ship and service activity during the quarter.

Asia-Pacific revenue declined sequentially by $2.5 million, or 17%, as planned work on the Kangean project in Indonesia and other deliveries were extended into future quarters.

Adjusted EBITDA decreased sequentially by $6.0 million, or 44%, due to the decrease in revenue and higher overall cost base that is being maintained in anticipation of increasing bidding activity later in the year. We estimate this incremental cost to be between $1 million and $2 million per quarter based on recent activity levels. This negative impact is offset, in part, by the Company’s ongoing cost-saving initiatives.

Net loss was $7.4 million, resulting in a $0.20 loss per diluted share. Adjusted loss per diluted share, after excluding $0.04 per share for foreign currency and restructuring costs, was $0.16. During the quarter, the Company was unable to recognize tax benefits in certain countries where a valuation allowance has been recorded, which resulted in an $0.08 per diluted share impact to EPS. This impact was not excluded from EPS when determining adjusted loss per diluted share.

Balance Sheet

Dril-Quip’s cash on hand grew to $495.6 million, which together with the new, undrawn ABL facility that the Company entered into on February 23, 2018, resulted in $559.6 million of available liquidity. This liquidity provides both financial and operational flexibility through the current downturn and allows the Company to quickly capitalize on opportunities when the market rebounds. This robust cash position allows management and the Board to continue to execute on Dril-Quip’s long-term strategy of investing in research and development, pursuing strategic acquisitions, supporting the anticipated upturn and opportunistically returning cash to shareholders.

New Products

The Company continues to pass technical hurdles to meet the demanding requirements of its end markets. This includes significant progress in the technical and regulatory approval process for a number of critical new products. On April 30, 2018, the Company will be presented with the Spotlight on New Technology Award for the HFReTM – Hands Free Marine Drilling Riser System at the 2018 Offshore Technology Conference. The HFReTM is an automated marine riser system, designed to improve safety and reduce non-productive rig time. An additional key focus is the continued investment in research and development for subsea production system products (inclusive of high pressure, high temperature (“HPHT”)). The Company is progressing its first order for a deepwater subsea vertical monobore tree with installation planned later in 2018. Dril-Quip expects further meaningful contributions from these new products through increases to addressable market and market share leading to enhanced future revenues.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, anticipated revenues, cost synergies, possible acquisitions, new product offerings, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate more effectively the operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are a supplemental measurement tool used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income and net cash provided by operating activities, as measured under U.S. generally accepted accounting principles.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

SOURCE: Dril-Quip, Inc.

Trevor Ashurst, Manager of Investor Relations, (713) 939-7711

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(In thousands, except per share data)
Revenues:
Products	$71,045	$81,562	$91,592
Services	28,128	26,409	27,636

Total revenues	99,173	107,971	119,228
Costs and expenses:
Cost of sales	67,750	72,356	82,440
Selling, general and administrative	28,253	31,102	25,808
Engineering and product development	9,447	9,623	11,850
Impairment and other charges	—	—	—

Total costs and expenses	105,450	113,081	120,098
Operating income (loss)	(6,277)	(5,110)	(870)
Interest income	1,797	600	937
Interest expense	2	28	15
Income tax provision (benefit)	2,901	66,955	(42)

Net income (loss)	$(7,383)	$(71,493)	$94

Earnings (loss) per share	$(0.20)	$(1.90)	$—

Depreciation and amortization	$8,241	$8,743	$9,832

Capital expenditures	$10,571	$8,059	$4,847

Dril-Quip, Inc.

Unaudited Non-GAAP Financial Measures

Adjusted Net Income and EPS:	Three months ended
	March 31, 2018		December 31, 2017		March 31, 2017
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share amounts)
Net income (loss)	$(7,383)	$(0.20)	$(71,492)	$(1.90)	$94	$—

Adjustments (after tax)
Add back: Net loss from TIW	—	—	—	—	902	0.02
Reverse effect of foreign currency	1,059	0.03	3,505	0.10	(84)	—
Add back impairment and other charges	—	—	—	—	—	—
Less one-time tax adjustments	—	—	66,622	1.77	—	—
Restructuring costs	474	0.01	1,598	0.04	—	—
Add back severance payments	—	—	—	—	1,266	0.03

Adjusted net income (loss)	$(5,850)	$(0.16)	$233	$0.01	$2,178	$0.05

Adjusted EBITDA:	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(In thousands)
Net Income (Loss)	$(7,383)	$(71,492)	$94
Add:
Interest (income) expense	(1,795)	(572)	(922)
Income tax expense (benefit)	2,901	66,955	(42)
Depreciation and amortization expense	8,241	8,743	9,832
Impairment and other non-cash	—	—	—
Restructuring costs	600	2,130	—
Foreign currency loss (gain)	1,304	4,327	(104)
Severance costs	—	—	1,572
Stock compensation expense	3,974	3,793	3,216

Adjusted EBITDA	$7,842	$13,884	$13,646

Free Cash Flow:	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(In thousands)
Net cash provided by operating activities	$11,388	$33,258	$11,476
Less:
Purchase of property, plant and equipment	(10,571)	(8,059)	(4,847)

Free Cash Flow	$817	$25,199	$6,629